Press Release

Company Contact: Bill Walsh, CFO
Arbitron Inc.
Phone: 212-887-1408
bill.walsh@arbitron.com

Investor Relations Contact: Todd Fromer
KCSA Worldwide
212-896-1215
todd@kcsa.com

Media contact: Thom Mocarsky
Arbitron Inc.
212-887-1314
thom.mocarsky@arbitron.com

FOR IMMEDIATE RELEASE

ARBITRON INC. REPORTS 2004 FOURTH QUARTER AND YEAR END FINANCIAL RESULTS
Revenue, EBIT, Net Income, and Earnings per Share guidance provided for 2005

NEW YORK, January 25, 2005 – Arbitron Inc. (NYSE: ARB) today announced results for the quarter and year ended December 31, 2004.

For the fourth quarter 2004, the Company reported revenue of $72.9 million, an increase of 11.4% over revenue of $65.4 million during the fourth quarter of 2003. Costs and expenses for the fourth quarter increased by 13.9%, from $54.5 million in 2003 to $62.1 million in 2004. Earnings before interest and income tax expense (EBIT) for the quarter were $16.9 million, compared with EBIT of $16.1 million during the comparable period last year. Interest expense for the quarter declined 35.1%, from $2.6 million in 2003 to $1.7 million in 2004, due to reductions in the Company’s long-term debt.

Net income for the quarter was $9.6 million, compared with $8.7 million for the fourth quarter of 2003. Net income per share for the fourth quarter 2004 increased to $0.31 (diluted), compared with $0.28 (diluted) during the comparable period last year.

For the year ended December 31, 2004, revenue was $296.6 million, an increase of 8.4% over revenue of $273.6 million for 2003. EBIT for 2004 increased 6.2% to $98.4 million compared with $92.7 million in 2003. Net income for 2004 increased 21.4% to $60.6 million compared with $49.9 million in 2003. Net income per share (diluted) in 2004 was $1.92 per share (diluted), compared with $1.63 per share (diluted) last year.

The effective tax rate of 33.9 percent was lower in 2004 than the effective tax rate of 38.5 percent in 2003 because certain reserves for tax contingencies were reversed in third quarter of 2004 due to guidance in an IRS notice. Also in the third quarter of 2004, the valuation allowance on the deferred tax assets related to state net operating loss carryforwards was reduced due to higher actual and projected taxable income in the applicable states. The net benefit of these changes was $4.2 million or $0.13 per diluted share in 2004.

During 2004, Arbitron reduced its long-term debt by $55 million from $105 million as of December 31, 2003 to $50 million as of December 31, 2004.

Management comment on 2004 results

Stephen Morris, president and chief executive officer of Arbitron, made the following comments on 2004 results:

“2004 was yet another challenging year for Arbitron and for the industries we serve. Nevertheless, we were able to increase our revenue and our earnings.

“We signed long term contracts with a number of companies, including our two largest customers. This will allow us to focus our energies on helping our customers take advantage of the opportunities that we believe the advertising environment will present in 2005.”

“In 2004, we completed the first two waves of recruitment in our demonstration of the Portable People Meter (PPM) in Houston. As of the first of the new year, we have outfitted more than 1,000 persons in Houston with the most advanced media ratings technology available today. We are recruiting a high-quality, representative panel of consumers for this demonstration of a PPM ratings service. To date, our recruiting success has also been consistent across key ethnic and racial groups. We are confident that the completed PPM panel will reflect the diversity of the Houston marketplace when we begin reporting demonstration data in the second half of 2005.”

“Along with VNU, we have also been aggressively canvassing the advertiser marketplace on behalf of ‘Project Apollo,’ our joint exploration of a new, national marketing research service that would use the PPM to collect media exposure and AC Nielsen Homescan technology to track purchase information from a common sample of consumers. We are also putting the finishing touches on a five-month pilot test of the methodology that underlies the ‘Project Apollo’ concept. To date, the pilot is yielding promising results in terms of the success criteria we laid out for the program,” said Mr. Morris.

“Given the current state of the radio advertising economy and the continued stability of our core ratings business, we believe that Arbitron is in a good position to deliver continued growth in revenue and profitability in 2005. At the same time, we are able to continue our investments in current services and in new services that have long-term growth potential for our company and for our customers,” Mr. Morris concluded.

Company Outlook for 2005

Arbitron is also providing guidance on its earnings outlook for the full year and first quarter 2005.

Arbitron expects year-end 2005 revenue to increase between 5 percent and 7 percent over year-end 2004 revenues. Earnings Before Interest & Taxes (EBIT) for 2005 is expected to increase between 1.5 percent and 3.5 percent. Net Income is expected to be unchanged to 2 percent higher in 2005. Earnings Per Share (diluted) for the year ending December 31, 2005 is expected to be between $1.93 and $1.97 based on the Company’s estimate of the average number of diluted shares outstanding in 2005.

Commenting on the 2005 outlook, William Walsh, chief financial officer, said: “There are two factors that should be considered when evaluating our 2005 earnings per share outlook in light of our 2004 performance. The year end 2005 outlook takes into account the requirement to expense stock options which is scheduled to take effect in July. We estimate that requirement will reduce our 2005 earnings per share by $0.08 per diluted share. Arbitron’s 2004 results were improved by $0.13 per share (diluted) due to a reversal of reserves for tax contingencies and a change in the valuation allowance on the deferred tax assets related to state net operating loss carryforwards that took place in the third quarter 2004.”

For the first quarter 2005, Arbitron expects revenue to increase between 2.5 percent and 4 percent compared to the first quarter of last year. Earnings Per Share (diluted) for the first quarter 2005 is expected to be between $0.59 and $0.61 versus $0.57 in the first quarter 2004.

Earnings conference call: schedule and access

Arbitron will host a conference call at 10:00 a.m. ET on January 25th to discuss its fourth quarter results and other relevant matters. To listen to the call, dial the following telephone number: 877-780-2271. The call will also be available live on the Internet at the following sites: www.arbitron.com, www.ccbn.com and www.streetevents.com

About Arbitron

Arbitron Inc. (NYSE: ARB) is an international media and marketing research firm serving radio broadcasters, cable companies, advertisers, advertising agencies, online radio and outdoor advertising companies in the United States, Mexico and Europe. Arbitron’s core businesses are measuring network and local market radio audiences across the United States; surveying the retail, media and product patterns of local market consumers; and providing application software used for analyzing media audience and marketing information data. The Company has also developed the Portable People Meter (PPM), a new technology for media and marketing research.

Arbitron’s marketing and business units are supported by its research and technology organization, located in Columbia, Maryland. Arbitron has approximately 1,700 employees; its executive offices are located in New York City.

Through its Scarborough Research joint venture with VNU, Inc., Arbitron also provides media and marketing research services to the broadcast television, magazine, newspaper and online industries.

###

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The statements regarding Arbitron in this document that are not historical in nature, particularly those that utilize terminology such as “may,” “will,” “should,” “likely,” “expects,” “anticipates,” “estimates,” “believes” or “plans,” or comparable terminology, are forward-looking statements based on current expectations about future events, which Arbitron has derived from information currently available to it. These forward-looking statements involve known and unknown risks and uncertainties that may cause our results to be materially different from results implied in such forward-looking statements. These risks and uncertainties include whether we will be able to

•	renew all or part of contracts with large customers as they expire;

•	successfully execute our business strategies, including implementation of our Portable People Meter services;

•	effectively manage the impact of consolidation in the radio and advertising agency industries;

•	keep up with rapidly changing technological needs of our customer base, including creating new proprietary software systems and new customer products and services that meet these needs in a timely manner;

•	successfully manage the impact on our business of any economic downturn generally and in the advertising market in particular; and

•	successfully manage the impact on costs of data collection due to privacy concerns and/or government regulations.

Additional important factors known to Arbitron that could cause forward-looking statements to turn out to be incorrect are identified and discussed from time to time in Arbitron’s filings with the Securities and Exchange Commission, including in particular the risk factors discussed under the caption “ITEM 1. BUSINESS — Business Risks” in our Annual Report on Form 10-K.

The forward-looking statements contained in this document speak only as of the date of this release, and Arbitron undertakes no obligation to correct or update any forward-looking statements, whether as a result of new information, future events or otherwise.

(Tables to Follow)

Arbitron Inc.
Consolidated Statements of Income
Three Months Ended December 31, 2004 and 2003
(In thousands, except per share data)
(Unaudited)

	Three Months Ended
	December 31,		$	%
	2004	2003	Change	Change
Revenue	$72,919	$65,429	$7,490	11.4%
Costs and expenses
Cost of revenue	35,162	31,176	3,986	12.8%
Selling, general and administrative	17,136	16,502	634	3.8%
Research and development	9,826	6,853	2,973	43.4%
Total costs and expenses	62,124	54,531	7,593	13.9%
Operating income	10,795	10,898	(103)	(0.9%)
Equity in net income of affiliate	6,141	5,170	971	18.8%
Earnings before interest and income tax expense	16,936	16,068	868	5.4%
Interest income	392	194	198	102.1%
Interest expense	1,689	2,602	(913)	(35.1%)
Earnings before income tax expense	15,639	13,660	1,979	14.5%
Income tax expense	6,021	4,922	1,099	22.3%
Net income	$9,618	$8,738	$880	10.1%
Net income per weighted average common share
Basic	$0.31	$0.29	$0.02	6.9%
Diluted	$0.31	$0.28	$0.03	10.7%
Weighted average shares used in calculations
Basic	30,943	30,458	485	1.6%
Diluted	31,320	31,146	174	0.6%
Other data
EBITDA	$18,446	$17,327	$1,119	6.5%

Arbitron Inc.
Consolidated Statements of Income
Years Ended December 31, 2004 and 2003
(In thousands, except per share data)
(Unaudited)

	Years Ended
	December 31,		$	%
	2004	2003	Change	Change
Revenue	$296,553	$273,550	$23,003	8.4%
Costs and expenses
Cost of revenue	109,951	103,109	6,842	6.6%
Selling, general and administrative	62,421	58,662	3,759	6.4%
Research and development	33,297	25,842	7,455	28.8%
Total costs and expenses	205,669	187,613	18,056	9.6%
Operating income	90,884	85,937	4,947	5.8%
Equity in net income of affiliate	7,552	6,754	798	11.8%
Earnings before interest and income tax expense	98,436	92,691	5,745	6.2%
Interest income	1,099	741	358	48.3%
Interest expense	7,909	12,338	(4,429)	(35.9%)
Earnings before income tax expense	91,626	81,094	10,532	13.0%
Income tax expense (1)	31,061	31,221	(160)	(0.5%)
Net income	$60,565	$49,873	$10,692	21.4%
Net income per weighted average common share
Basic	$1.96	$1.66	$0.30	18.1%
Diluted	$1.92	$1.63	$0.29	17.8%
Weighted average shares used in calculations
Basic	30,972	30,010	962	3.2%
Diluted	31,471	30,616	855	2.8%
Other data
EBITDA	$104,158	$97,528	$6,630	6.8%

(1) The effective tax rate was lower in 2004 than 2003 because of certain reserves for tax contingencies were reversed in third quarter of 2004 due to guidance in a recent IRS notice. Also in the third quarter of 2004, the valuation allowance on the deferred tax assets related to state net operating loss carryforwards was reduced due to higher actual and projected taxable income in the applicable states. The net benefit of these changes was $4.2 million. The effective tax rate for 2004, exclusive of the these discrete events, has been reduced from 39.0% to 38.5% to reflect a reduction in the expected state tax rate.

Arbitron Inc.
EBIT and EBITDA Reconciliation
Three Months and Years Ended December 31, 2004 and 2003
(In thousands)
(Unaudited)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2004	2003	2004	2003
Net income	$9,618	$8,738	$60,565	$49,873
Income tax expense	6,021	4,922	31,061	31,221
Net interest expense	1,297	2,408	6,810	11,597
EBIT	$16,936	$16,068	$98,436	$92,691
Depreciation and amortization	1,510	1,259	5,722	4,837
EBITDA	$18,446	$17,327	$104,158	$97,528

Note: Earnings before interest and income tax expense (EBIT) and earnings before interest, income tax expense, depreciation and amortization (EBITDA) are widely used measures of operating performance. They are presented as supplemental information that management of Arbitron believes is useful to investors to evaluate the Company’s results because they exclude certain items that are not directly related to the Company’s core operating performance. EBIT is calculated by adding back net interest expense and income tax expense to net income. EBITDA is calculated by adding back net interest expense, income tax expense, depreciation and amortization to net income. EBIT and EBITDA should not be considered as substitutes either for net income, as indicators of Arbitron’s operating performance, or for cash flow, as measures of Arbitron’s liquidity. In addition, because EBIT and EBITDA may not be calculated identically by all companies, the presentation here may not be comparable to other similarly titled measures of other companies.

Arbitron Inc.
Condensed Consolidated Balance Sheets
December 31, 2004 and December 31, 2003
(In thousands)
(Unaudited)

	December 31,
	2004	2003

Assets:
Cash and cash equivalents	$86,901	$68,433
Trade receivables	23,369	21,355
Deferred taxes (2)	7,387	30,829
Goodwill, net	37,773	32,937
Other assets	40,691	30,640
Total assets	$196,121	$184,194

Liabilities and Stockholders’ Equity (Deficit):
Deferred revenue	$59,608	$58,398
Long-term debt	50,000	105,000
Other liabilities	41,133	38,869
Stockholders’ equity (deficit) (3)	45,380	(18,073)
Total liabilities and stockholders’ equity (deficit)	$196,121	$184,194

(2) Pursuant to an IRS Revenue Procedure issued during the second quarter of 2004, Arbitron changed its tax method of accounting for advanced payments. As a result of the method change, income taxes of approximately $22 million paid in 2003 were applied toward the Company’s 2004 tax liability. The deferred tax assets no longer include a temporary difference for deferred revenue.

(3) Prior to the spin-off from Ceridian Corporation in March 2001, Arbitron distributed its earnings to Ceridian. Those distributions, together with a $250 million distribution made to Ceridian on the date of the spin-off, gave rise to the stockholders’ deficit. Proceeds from the issuance of long-term debt were used by Arbitron to make the $250 million distribution.

Arbitron Inc.
EBIT Guidance Reconciliation
Year Ending December 31, 2005
(In millions)

	Year Ending December 31, 2005 Guidance Range

	Low	High

Earnings before interest and income taxes	$99.9	$101.9

Net interest expense	1.6	1.6

Income tax expense	37.7	38.5

Net income (Guidance)	$60.6	$61.8

Note: Earnings before interest and income taxes (EBIT) is a widely used measure of operating performance. EBIT guidance was given in the Arbitron fourth quarter 2004 earnings press release because the management of Arbitron believes it is useful to investors to evaluate the Company’s projected results because it excludes certain items that are not directly related to the Company’s core operating performance. EBIT is calculated by adding back net interest expense and income tax expense to net income. EBIT should not be considered as a substitute either for net income, as an indicator of Arbitron’s operating performance, or for cash flow, as a measure of Arbitron’s liquidity.